Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 27, 2018 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.15 per share to shareholders of record October 9, 2018, payable October 31, 2018. This represents the 116th quarterly cash dividend paid to shareholders since 1987.

In addition, and in recognition of the company's 2018 performance to-date, the Board of Directors declared a special cash dividend of $0.10 per share to shareholders of record October 9, 2018, payable October 31, 2018.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We believe the economy of the Lowcountry is strong, and with the addition of our North Charleston office to open next year, we are excited about the future of The Bank of South Carolina. With recent merger announcements, the number of community banks in our state will shrink to well below 50. We are proud to remain independent – with capital ratios that allow us to, once again, reward our shareholders."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500